EXHIBIT NO. 4.11: SAMPLE FORM OF WARRANT TO BE ISSUED TO CRYOCON'S SHAREHOLDERS



                               WARRANT CERTIFICATE
                  REPRESENTING RIGHTS TO PURCHASE COMMON STOCK

Warrant Certificate No. ___________________________

         This certifies that ___________________________________________________
("Holder") or registered assigns is the registered owner of -------------------- __________________________ (_____________) Warrants, each Warrant entitling such registered owner to purchase, at any time after the effective date of the registration statement filed with the Securities and Exchange Commission on February 9, 2001, up to and until the Expiration Date, set forth in the Warrant Agreement, provided that the Warrants have not been previously repurchased by the Company, one share of Cryocon, Inc.'s (the "Company") Common Stock, on the following basis.

         During such period, each Warrant shall entitle the Holder thereof, subject to the provisions of the Warrant Agreement, to purchase from the Company one share of Common Stock at an exercise price equal to eighty percent (80%) of the Market Price of the Company's Common Stock the day prior to the Date of Exercise, as defined in the Warrant Agreement, but in no event less than $2.00 per share (the "Exercise Price").

         The Holder of this Warrant Certificate may exercise the Warrants evidenced hereby, in whole or in part, by surrendering this Warrant Certificate, with the Warrant Exercise Form, duly completed, accompanied by payment in full, in lawful money of the United States of America, in cash, by certified check, or by bank wire transfer in immediately available funds, the Exercise Price for each Warrant exercised, to the address specified in the Warrant Agreement and upon compliance with and subject to the conditions set forth herein and in the Warrant Agreement.

         Any whole number of Warrants evidenced by this Warrant Certificate may be exercised to purchase shares of Common Stock. Upon any exercise of fewer than all of the Warrants evidenced by this Warrant Certificate, there shall be issued to the Holder hereof a new Warrant Certificate evidencing the number of Warrants remaining unexercised.

         This Warrant Certificate is issued under and in accordance with the Warrant Agreement dated _________ ___, 2001 (the "Warrant Agreement"), and is subject to the terms and provisions contained in the Warrant Agreement. The Holder of this Warrant Certificate consents the terms of the Warrant Agreement, by acceptance hereof.

         Prior to the expiration of this Warrant Certificate, this Warrant Certificate may be exchanged for Warrant Certificates representing the same aggregate number of Warrants.

         This Warrant Certificate shall not entitle the registered owner hereof to any of the rights of a stockholder, including, without limitation, the right to receive dividends.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

Dated this ____day of April, 2001

CRYOCON, INC.


___________/S/___________________            ________/S/________________________
J. BRIAN MORRISON                            JAMES S. CUNDIFF
Chairman, Chief Executive Officer            Corporate Secretary


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